Exhibit 23.5
Consent of Netcraft
          Netcraft, Ltd. grants The Go Daddy Group, Inc. permission to disclose the following information taken from the Data Set report in all filings made by The Go Daddy Group, Inc. with the U.S. Securities and Exchange Commission.
          “GoDaddy was the hosting provider with the largest number of active sites in North America in April, 2006, according to Netcraft.”
          It is understood by both Netcraft and The Go Daddy Group, Inc. that Netcraft will be credited as the source of publication.

June 16, 2006	Netcraft, Ltd.
/s/ Mandy Davis
Mandy Davis
	Title:	Operations Manager